UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No.____)*

                          Peerless Systems Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     7055361
                        ---------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 Pages







--------------------------------------------------------------------------------
CUSIP No.     7055361                 13G                 Page  2  of  14  Pages
         ------------------                                   -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Battery Ventures II, L.P.
                          04-3024533

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware limited partnership

------- ------------------------------------------------------------------------
------- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         1,612,726 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         1,612,726 shares
------ -----------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,612,726 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.42%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 14 pages




--------------------------------------------------------------------------------
CUSIP No.     7055361                 13G                 Page  3  of  14  Pages
         ------------------                                   -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          ABF Partners II, L.P.
                          04-3024534

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware limited partnership


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         1,612,726 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         1,612,726 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,612,726 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.42%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 3 of 14






--------------------------------------------------------------------------------
CUSIP No.     7055361                 13G                 Page  4  of  14  Pages
         ------------------                                   -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Robert G. Barrett

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         1,612,726 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         1,612,726 shares
------- -----------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,612,726 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.42%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 14 pages




--------------------------------------------------------------------------------
CUSIP No.     7055361                 13G                 Page  5  of  14  Pages
         ------------------                                   -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Oliver D. Curme

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)

                                                                  (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         1,612,726 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         1,612,726 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,612,726 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.42%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 14 pages




--------------------------------------------------------------------------------
CUSIP No.     7055361                 13G                 Page  6  of  14  Pages
         ------------------                                   -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Richard D. Frisbie


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         1,612,726 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         1,612,726 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,612,726 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.42%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 14 pages




--------------------------------------------------------------------------------
CUSIP No.     7055361                 13G                 Page  7  of  14  Pages
         ------------------                                   -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Howard Anderson

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         1,612,726 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         1,612,726 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,612,726 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.42%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 14 pages





--------------------------------------------------------------------------------
CUSIP No.     7055361                 13G                 Page  8  of  14  Pages
         ------------------                                   -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Thomas J. Crotty

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         1,612,726 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         1,612,726 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,612,726 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.42%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 14 pages









ITEM 1 (A).       NAME OF ISSUER:

                  Peerless Systems Corporation

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2381 Rosecrans Avenue, El Segundo, CA  90245

ITEM 2 (A).       NAME OF PERSON FILING:

                  Battery Ventures II, L.P. ("Battery"), ABF Partners II, L.P. ("ABF"), Howard Anderson ("Anderson"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett"), Oliver D. Curme ("Curme") and Thomas J. Crotty ("Crotty"). Anderson, Frisbie, Barrett, Curme and Crotty are the general partners of ABF, the sole general partner of Battery.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Battery, ABF, Anderson, Frisbie, Barrett, Curme and Crotty is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181.

ITEM 2 (C).       CITIZENSHIP:

                  Messrs. Barrett, Curme, Frisbie, Anderson and Crotty are United States citizens. Battery and ABF are limited partnerships organized under the laws of the State of Delaware.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2 (E).       CUSIP NUMBER

                  7055361

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [  ]    Broker or Dealer  registered  under  Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

                  (b) [  ]    Bank as defined in Section 3(a)(6) of the Act.

                  (c) [  ]    Insurance  Company as defined in Section  3(a)(19)
                              of the Act.

                  (d) [  ]    Investment  Company  registered under Section 8 of
                              the Investment Company Act of 1940.

                  (e) [  ]    Investment Advisor registered under Section 203 or
                              the Investment Advisors Act of 1940.

                  (f) [  ]    Employee  Benefit  Plan,  Pension  Fund  which  is
                              subject  to  the   provisions   of  the   Employee
                              Retirement   Income   Security   Act  of  1974  or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                              Act.



                               Page 9 of 14 pages





                  (g) [  ]    Parent Holding  Company,  in accordance  with Rule
                              13d-1(b)(ii)(G) of the Act.

                  (h) [  ]    Group, in accordance with Rule  13a-1(b)(1)(ii)(H)
                              of the Act.

                  NOT APPLICABLE

ITEM 4.  OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Battery owns beneficially and of record 1,612,726 shares of Common Stock of Peerless Systems Corporation as of December 31, 1996. ABF, the general partner of Battery, may be deemed to own beneficially the 1,612,726 shares of Common Stock held by Battery as of December 31, 1996. Barrett, Curme, Frisbie, Anderson and Crotty are general partners of ABF, and each therefore may be deemed to own beneficially the 1,612,726 shares held by Battery as of December 31, 1996.

                  (b)      Percent of Class:

                           Each of Battery, ABF, Anderson, Frisbie, Barrett, Curme and Crotty owns beneficially 15.42% of the Common Stock of Peerless Systems Corporation. The percentages are based on the 10,455,988 shares of Common Stock reported to be outstanding on December 3, 1996 in the Peerless Systems Corporation Quarterly Report on Form 10-Q for the quarter ended October 31, 1996.

                  (c)      Number of Shares as to which such person has:

                           (i)    sole   power  to  vote  or  direct  the  vote:
                                  Battery:  0; ABF: 0;  Barrett:  0;  Curme:  0;
                                  Frisbie: 0; Anderson: 0 and Crotty: 0.

                           (ii)   shared  power to vote or to  direct  the vote:
                                  Battery:  1,612,726; ABF: 1,612,726;  Barrett:
                                  1,612,726;    Curme    1,612,726;     Frisbie:
                                  1,612,726;  Anderson:  1,612,726  and  Crotty:
                                  1,612,726.

                           (iii) sole power to dispose or to direct the disposition of: Battery: 0; ABF: 0; Barrett:
                                  0;  Curme:  0;  Frisbie:  0;  Anderson:  0 and
                                  Crotty: 0.

                           (iv) shared power to dispose or to direct the disposition of: Battery: 1,612,726; ABF:
                                  1,612,726;    Barrett:    1,612,726;    Curme:
                                  1,612,726;   Frisbie:   1,612,726;   Anderson:
                                  1,612,726 and Crotty: 1,612,726.


ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  NOT APPLICABLE.

ITEM (6).         OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  NOT APPLICABLE.


                              Page 10 of 14 pages







ITEM (7).         IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:

                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).


                              Page 11 of 14 Pages







                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 1997                     BATTERY VENTURES II, L.P.

                                              By: ABF PARTNERS II, L.P.

                                                 By: /s/ Richard D. Frisbie
                                                    ------------------------
                                                    General Partner

                                              ABF PARTNERS II, L.P.

                                              By: /s/ Richard D. Frisbie
                                                  ------------------------
                                                  General Partner

                                                                *
                                              ---------------------------------
                                              Robert G. Barrett

                                                                *
                                              ---------------------------------
                                              Oliver D. Curme

                                                                *
                                              ---------------------------------
                                              Richard D. Frisbie

                                                                *
                                              ---------------------------------
                                              Howard Anderson

                                                                *
                                              ---------------------------------
                                              Thomas J. Crotty


*By: /s/ Richard D. Frisbie
     ---------------------------
Name:  Richard D. Frisbie
      --------------------------
         Attorney-in-Fact


--------------------------------------------------------------------------------
         This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 12 of 14 pages







                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Peerless Systems Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 1997                    BATTERY VENTURES II, L.P.

                                             By: ABF PARTNERS II, L.P.

                                                    By: /s/ Richard D. Frisbie
                                                       -------------------------
                                                        General Partner

                                             ABF PARTNERS II, L.P.

                                             By: /s/ Richard D. Frisbie
                                                --------------------------------
                                                 General Partner

                                                               *
                                             --------------------------------
                                             Robert G. Barrett

                                                               *
                                             --------------------------------
                                             Oliver D. Curme

                                                               *
                                             --------------------------------
                                             Richard D. Frisbie

                                                               *
                                             --------------------------------
                                             Howard Anderson

                                                               *
                                             --------------------------------
                                             Thomas J. Crotty


*By:  /s/ Richard D. Frisbie
     --------------------------------
Name: Richard D. Frisbie
      -------------------------------
         Attorney-in-Fact


--------------------------------------------------------------------------------
         This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 13 of 14 pages




                                                                      EXHIBIT II

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.


                              /s/ Richard D. Frisbie
                              --------------------------
                              Richard D. Frisbie

                              /s/ Robert G. Barrett
                              --------------------------
                              Robert G. Barrett

                              /s/ Howard Anderson
                              --------------------------
                              Howard Anderson

                              /s/ Oliver D. Curme
                              --------------------------
                              Oliver D. Curme

                              /s/ Thomas J. Crotty
                              --------------------------
                              Thomas J. Crotty

                              /s/ Kenneth P. Lawler
                              --------------------------
                              Kenneth P. Lawler

                              /s/ Todd A. Dagres
                              --------------------------
                              Todd A. Dagres



                              Page 14 of 14 pages